Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Peraso Inc.

We hereby consent to the incorporation by reference in the foregoing Registration Statement on Form S-3 of our report dated March 18, 2021 relating to the consolidated financial statements of Peraso Inc. (formerly known as MoSys, Inc.) as of December 31, 2020 which appears in the Annual Report on Form 10-K of Peraso Inc. filed with the Securities and Exchange Commission on March 18, 2021, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.
Los Angeles, California
January 7, 2022